ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of March 28, 2013, by and among Felicia Hess with an address of 11653 Central Parkway, Jacksonville, FL 32224 (“Seller”), World Surveillance Group Inc., a Delaware corporation with an address at State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, Florida 32815 (“Buyer”) and Fleming PLLC, with an address at 49 Front Street, Suite 206, Rockville Centre, NY 11570 (the “Escrow Agent”). Capitalized terms used in this Agreement, but not defined herein have the meaning ascribed to them in the Stock Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, Lighter Than Air Systems Corp., a Florida corporation (the “Company”), Seller, Kevin Hess and Buyer are parties to that certain Stock Purchase Agreement dated as of March 28, 2013 (the “Purchase Agreement”) pursuant to which Buyer, among other things, agreed to purchase all of the issued and outstanding capital stock of the Company from Seller (the “Shares”);

WHEREAS, the parties hereto desire to provide for the holding in escrow (the “Escrow”) of the Escrow Shares (as defined below) by the Escrow Agent, on behalf of Buyer and Seller, pursuant to the terms of the Purchase Agreement and this Agreement; and

WHEREAS, pursuant to Sections 2.02 and 2.06 of the Purchase Agreement, on the date hereof, Buyer shall deliver to Seller a copy of instructions to its transfer agent for the issuance of that portion of the Purchase Price consisting of 7,500,000 shares of Buyer Stock (the “Escrow Shares”) that would otherwise have been paid by Buyer to Seller in connection with the purchase of the Shares to be delivered to the Escrow Agent and held in escrow for the purposes of funding claims of Buyer Indemnified Parties pursuant to Article X of, and other payments owing by Seller and Kevin Hess under the terms of, the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

Section 1. Receipt by Escrow Agent and Appointment of Escrow Agent.

(a)          The parties hereto hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the Escrow Agent pursuant to this Agreement.

(b)          The Escrow Agent shall acknowledge receipt from Buyer of the Escrow Shares which will be registered in the name of Seller and which comprise the shares of Buyer Stock to be held in escrow in accordance with this Agreement. Seller shall deliver to Escrow Agent, and Escrow Agent will acknowledge receipt of, a medallion guaranteed stock power executed by Seller related to such Escrow Shares (the “Medallion” and together with the Escrow Shares, the “Escrow Materials”). The Escrow Materials shall be held by the Escrow Agent in the Escrow in accordance with the provisions of this Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

Section 2. Rights in Escrow Shares.

(a)          Except as set forth below, for so long as the Escrow Shares are held in Escrow by the Escrow Agent and regardless of the Escrow, Seller shall have all rights of a stockholder of Buyer as relates to the Escrow Shares. In furtherance of the foregoing, Seller shall be entitled to vote the Escrow Shares on all matters to be voted on by the holders of the issued and outstanding shares of the same class at any meeting of shareholders of Buyer or pursuant to any written consent of such shareholders. Seller shall have the right to vote the Escrow Shares in the same manner as if such shares were not held in Escrow hereunder.

(b)          Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to Seller, but rather shall be deposited by Buyer with the Escrow Agent to be held in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person at the same time as such Escrow Shares are released.

(c)          For so long as the Escrow Shares are held in Escrow by the Escrow Agent, the interest of Seller in the Escrow Shares shall not be sold, assigned, pledged, hypothecated, alienated, transferred or otherwise disposed of, in whole or in part, in any manner whatsoever, other than by operation of law. No transfer of any of such interest by operation of law shall be recognized or given effect until Buyer shall have received written notice from Seller of such transfer.

(d)           No fractional shares of Buyer Stock shall be retained in or released from the Escrow pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow, any Seller or Buyer Indemnified Party who would otherwise be entitled to receive a fraction of a share of Buyer Stock (after aggregating all fractional shares of Buyer Stock issuable to such Person) shall be paid by Buyer in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the market price of Buyer’s common stock on such date, and such fraction of a share shall be returned to Buyer.

Section 3. Distribution of Escrow Shares.

(a)           The Escrow Agent shall disburse and transfer Escrow Shares (or any portion thereof) only upon (i) joint written instructions signed by Buyer and Seller (“Joint Instructions”) in accordance with this Agreement, in the form of Exhibit A hereto, (ii) the Escrow Agent’s receipt of a final, non-appealable court order or arbitration judgment or (iii) as set forth in Sections 4(a), (g) or (h) of this Agreement.

(b)           Any release of Escrow Shares to the Seller or Buyer pursuant to the above provisions may be effected by mailing a stock certificate or DRS statement to such parties, as applicable, by certified mail, return receipt requested, or by a U.S. nationally recognized overnight courier service, to their respective addresses set forth in Section 6(a) hereof.

Section 4. Expenses; Duties.

(a)           Each of Buyer and Seller agrees to jointly and severally pay or reimburse the Escrow Agent for any and all reasonable expenses and costs incurred by the Escrow Agent in connection with this Agreement or the performance of its duties hereunder. Without limiting the joint and several nature of their obligations pursuant to this paragraph, as between themselves, Buyer and Seller shall each be responsible for 50% of any and all such expenses and costs of the Escrow Agent and Buyer shall, if Seller does not pay its 50% share of such expenses and costs, be entitled to reimbursement from the Escrow Shares of Seller’s share of any such expense or cost, the number of such Escrow Shares to be determined by dividing an amount equal to 50% of such expenses and costs by the market price of Buyer’s common stock on such date.

(b)          The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall be under no obligation to refer to any documents between or among the parties related in any way to this Agreement, except as expressly provided for in this Agreement. The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by Seller, Buyer and the Escrow Agent.

(c)          The Escrow Agent shall not be liable to anyone by reason of any act done or step taken or omitted by it in good faith, unless caused by or arising out of its own gross negligence, fraud or willful misconduct. In no event shall the Escrow Agent be liable for indirect, special or consequential damages of any kind, even if the Escrow Agent has been advised of the likelihood of such damage and regardless of the form of the action.

(d)          The Escrow Agent shall be entitled to rely on, and shall be protected in acting or refraining from acting in reliance upon, any writing or instrument furnished to it by any party hereto in accordance with the terms hereof (copies of which will be provided to Seller or Buyer, as applicable, if not expressly provided for elsewhere in this Agreement, and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any party hereto and believed by the Escrow Agent to be genuine and to have been signed by the proper party, and the Escrow Agent shall be entitled to assume in good faith the genuineness and due authority of any signature on any such document. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct.

(e)          The Escrow Agent may consult with counsel and other experts with respect to any question relating to its duties or responsibilities hereunder and shall not be liable for any action taken or omitted in good faith on advice of counsel or such experts, in the absence of gross negligence, fraud or willful misconduct.

(f)           In the event of any disagreement or dispute concerning the rights and obligations of the Escrow Agent or with respect to the transfer and/or ownership or right of possession of the Escrow Materials, the Escrow Agent shall be entitled, at its option upon written notice to Seller or Buyer, as applicable, to refuse to comply with the claims or demands of any party hereto, and its sole obligation shall be to keep safely the Escrow Materials, until such disagreement or dispute is finally resolved by the mutual written agreement of the parties involved or by an arbitration award or a judgment or order of a court of competent jurisdiction (in proceedings which it or any other party may initiate) pursuant to which the time for appeal of any such arbitration award or final judgment or order shall have expired without an appeal being made, and in so doing the Escrow Agent shall not be or become liable to any party.

(g)          Buyer and Seller, jointly and severally, agree to hold harmless and indemnify the Escrow Agent and its partners, employees, agents and representatives from and against, any loss, liability, obligation, claim, suit, judgment, damage, cost or expense of any kind or nature, including without limitation, reasonable attorneys’ fees and expenses, which may be imposed on, incurred by or asserted against the Escrow Agent in connection with or in any way arising out of this Agreement or the Escrow Agent’s duties hereunder, except as a result of its own gross negligence, fraud or willful misconduct. The foregoing indemnities and agreement to hold the Escrow Agent harmless shall survive the resignation of the Escrow Agent or the termination of this Agreement. Without limiting the joint and several nature of their obligations pursuant to this paragraph, as between themselves, each of Buyer and Seller shall be liable for 50% of such amounts and Buyer shall, if Seller does not pay its 50% share of such amounts, be entitled to reimbursement from the Escrow Shares of Seller's share of any such loss, liability or expense, the number of such Escrow Shares to be determined by dividing an amount equal to 50% of such amounts by the market price of Buyer’s common stock on such date.

(h)          The Escrow Agent may resign its duties and be discharged from all further duties and obligations hereunder at any time upon giving thirty (30) days written notice to Buyer and Seller. Seller and Buyer shall jointly thereupon designate a successor escrow agent hereunder within said thirty (30) day period, to which the Escrow Agent shall deliver the Escrow Materials. In the absence of such a designation of a successor escrow agent, the Escrow Agent shall, without further liability or responsibility, retain the Escrow Materials as custodian thereof until otherwise directed by Buyer and Seller, in writing; provided, however, that if a successor has not been so designated within sixty (60) days of the Escrow Agent’s notice of resignation, the Escrow Agent shall be entitled at its option to petition a court of competent jurisdiction to appoint a successor escrow agent.

(i)           The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(j)          The Escrow Agent shall be permitted to act as counsel for one or more parties hereto in any transaction and/or dispute including any dispute between any of the parties, whether or not the Escrow Agent is then holding the Escrow Materials.

Section 5. Further Documents. Each party hereby agrees to do such other acts, and execute such further documents, as the Escrow Agent or any other party shall reasonably deem necessary to carry out the provisions of this Agreement. Buyer and Seller each agree to provide all information and documentation as reasonably requested by the Escrow Agent to ensure compliance with all applicable laws.

Section 6. Miscellaneous.

(a) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth below prior to 5:30 p.m. (Eastern Time) on a Business Day, receipt confirmed (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth below on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on any Business Day, receipt confirmed (iii) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, receipt acknowledged, or by certified mail, return receipt requested, or (iv) upon actual receipt by the party to whom such notice or other communication is required to be given. All such notices or communications hereunder shall be sent to each party at its address or facsimile number, as applicable, set forth herein below:

if to Buyer, to:

For personal or courier delivery:

State Road 405, Building M6-306A, Room 1400

Kennedy Space Center, FL 32815

Attn: President

For mail delivery:

Mail Code: SWC

Kennedy Space Center, FL 32899

Attn: President

Telecopy: 321-452-8965

if to Seller, to:

11653 Central Parkway

Jacksonville, FL 32224

Attn: Felicia Hess

Telecopy: 727-388-8361

if to Escrow Agent, to:

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, NY 11570

Attn: Stephen M. Fleming

Telecopy: 516-977-1209

or to such other address or facsimile number as the party to whom any future notice or communication is given may have previously furnished to the other parties in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon the receipt thereof.

(b)          This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by a written instrument signed by the party or parties to be charged or by their respective agent duly authorized in writing. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

(c)          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns of the parties hereto; provided, that Buyer and Seller may not assign, delegate, or otherwise transfer any of their respective rights or obligations under this Agreement except as permitted by the Purchase Agreement, and the Escrow Agent may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement except to a successor Escrow Agent in accordance with the terms of this Agreement.

(d)          This Agreement is the final expression of, and contains the entire agreement and understanding between, the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. Notwithstanding the foregoing, the parties hereto understand and acknowledge that the Purchase Agreement contemplates this Agreement and contains certain provisions identifying and governing the indemnification and other rights and obligations of Buyer and Seller that give rise to this Agreement.

(e)          Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same. Unless otherwise indicated, all references to Sections are to this Agreement.

(f)          The parties hereto expressly agree that this Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of, the State of New York, without regard to the conflicts of law rules of such state. Any action to enforce, arising out of, or relating in any way to, any provisions of this Agreement shall only be brought in a state or Federal court sitting in New York, New York.

(g)          Nothing in this Agreement is intended to limit any of Buyer's or any other Buyer Indemnified Parties' rights, or any rights or obligations of the Seller, under the Purchase Agreement or under any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement.

(h)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart, or facsimile of a counterpart, of this Agreement, signed by each of the other parties hereto.

(i)          The underlined headings or captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j)          In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of date first written above.

SELLER:

/s/ Felicia Hess
Felicia Hess

BUYER:

WORLD SURVEILLANCE GROUP INC.

By:	/s/ Glenn D. Estrella
	Name:	Glenn D. Estrella
	Title:	President and Chief Executive Officer

ESCROW AGENT:

FLEMING PLLC

By:	/s/ Stephen M. Fleming
	Name:	Stephen M. Fleming
	Title:	Managing Member

EXHIBIT A

RELEASE NOTICE

The UNDERSIGNED, pursuant to the Escrow Agreement, dated as of March 28, 2013, among Felicia Hess, World Surveillance Group Inc. and Fleming PLLC, as Escrow Agent (the “Agreement”; capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Agreement), hereby notifies the Escrow Agent that it is authorized and directed to deliver Escrow Shares as set forth below in accordance with the instructions below.

The undersigned hereby authorizes and directs the Escrow Agent to release (or return to Buyer) Escrow Shares and the Medallion as follows:

No. of Escrow Shares	Delivery Instructions

IN WITNESS WHEREOF, the undersigned have caused this Release Notice to be duly executed and delivered as of this ____ day of ___________, 201_.

WORLD SURVEILLANCE GROUP, INC.

By:
Name:
Title: Chief Executive Officer

Felicia Hess